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Ford Announces $1.8 Billion Stock Repurchase Program to Offset Share Dilution; Consistent with Capital Strategy

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Ford intends to repurchase up to approximately 116 million shares of Ford common stock, equivalent to about $1.8 billion, consistent with its capital strategy to take anti-dilutive actions to enhance shareholder returns

•	Share repurchases will offset the dilutive effect of potential conversions of Ford’s 4.25% Senior Convertible Notes due Nov. 15, 2016, and share-based employee compensation granted in 2014
•	Combined share repurchases will reduce diluted shares by about 3 percent

DEARBORN, Mich., May 7, 2014 - Ford Motor Company announced today that its board of directors has approved a repurchase program for up to approximately 116 million shares of Ford common stock, which will offset share dilution and help improve shareholder returns. At today’s closing sale price of Ford common stock of $15.46, this is the equivalent of a $1.8 billion share repurchase program.

Ford said up to 103 million shares will be repurchased to offset the dilutive effect of potential conversions of its 4.25% Senior Convertible Notes due Nov. 15, 2016. Beginning Nov. 20, 2014, and subject to certain limitations relating to the price of Ford common stock, the company can terminate holders’ conversion rights. In that event, holders would have 30 days after notice to convert their shares. Ford has the right to settle any conversion with shares, cash or a combination of shares and cash. Ford’s share repurchases under this program are intended to offset the dilutive effect of any shares Ford elects to issue to settle these potential conversions.

In addition, up to 12.6 million shares will be repurchased to offset the dilutive effect of share-based employee incentive compensation granted in 2014. Ford offset the dilutive effect of share-based employee incentive compensation granted in 2012 and 2013 through open market purchases of 11.7 million and 13.3 million shares of Ford common stock, respectively.

“These actions are consistent with our overall capital strategy to take anti-dilutive actions and position ourselves to further reduce Automotive debt,” said Bob Shanks, executive vice president and chief financial officer. “The strength of our cash generation gives us confidence to take these actions to enhance shareholder returns. With these actions, we will reduce our diluted shares by about 3 percent.”

Ford reported on April 25 that its Automotive operating-related cash flow was $1.2 billion in the first quarter. The company ended the first quarter with Automotive gross cash of $25.2 billion, exceeding debt by $9.5 billion, along with a strong Automotive liquidity position of $36.6 billion, an increase of $400 million from year-end 2013.

The approximately 116 million shares will be repurchased periodically in the open market, with the program expected to be concluded in 2014. As of April 30, 2014, there were 3,883,470,682 shares of Ford common stock outstanding and 70,852,076 shares of Ford Class B stock

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outstanding. The repurchase program does not obligate Ford to repurchase any number of shares and may be suspended at any time or from time to time.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contacts:	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Todd Nissen 313.322.4898 tnissen@ford.com	Larry Heck 313.594.0613 fordir@ford.com	Steve Dahle 313.621.0881 fixedinc@ford.com	800.555.5259 or 313.845.8540 stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.